EXHIBIT 5.1
 Phone: 216.621.0150
 Fax: 216.241.2824
www.hahnlaw.com

September 27, 2010

Winthrop Realty Trust
7 Bulfinch Place
Suite 500
Boston, MA 02114

Ladies and Gentlemen:

Solely for the purpose of this opinion letter, the undersigned has acted as Ohio counsel to Winthrop Realty Trust (the “Trust”).  This opinion letter (the “Opinion”) is furnished to you in connection with a supplement to the prospectus (the “Prospectus Supplement”) contained in that Registration Statement on Form S-3 of the Trust (Registration File No. 333-155761) (the “Registration Statement”) to be filed on or about September 27, 2010, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with offering and issuance by the Trust of up to 5,750,000 common shares of beneficial interest of the Trust, par value $1.00 per share (the “Common Shares”).

We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)  The Second Amended and Restated Declaration of Trust of the Trust dated as of May 21, 2009, together with all amendments thereto as of September 24, 2010.

(b)  The By-Laws of the Trust as amended and restated November 3, 2009 together with any amendments thereto as of September 24, 2010.

(c)  The Prospectus Supplement to the Registration Statement as filed on or about September 27, 2010.

(d)  The Form of Certificate for Common Shares of Beneficial Interest.

(e)  The resolutions of the Board of Trustees of the Trust dated September 17, 2010, relating to the authorization of the issuance of the Common Shares and the filing of the Prospectus Supplement to the Registration Statement.

(f)  Certificate of Full Force and Effect for the Trust, dated as of September 22, 2010, issued by the Secretary of State of Ohio.

(g)  Certificate from an officer of the Trust, dated as of September 24, 2010, as to certain factual matters.

Winthrop Realty Trust
September 27, 2010

(h)  Such other documents as we have deemed material to the opinions set forth below.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1)  The Trust is an unincorporated association in the form of a real estate investment trust organized and validly existing under the laws of the State of Ohio.

(2)  The Common Shares to be issued by the Trust pursuant to the Prospectus Supplement have been duly authorized.

(3) The Common Shares to be issued by the Trust pursuant to the Prospectus Supplement when issued and sold in the manner contemplated by the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Ohio and express no opinion as to any laws other than the laws of the State of Ohio and federal law of the United States of America as they exist on the date of this Opinion. We bring your attention to that fact that our legal opinions are an expression of professional judgment and are not a guaranty of result.

We hereby consent to the filing of this Opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Hahn Loeser & Parks LLP

HAHN LOESER & PARKS LLP